Exhibit 10.1

AXION INTERNATIONAL HOLDINGS, INC.
180 South Street
New Providence, New Jersey 07974-1991

May 10, 2011

Steven Silverman
100 Old Palisades Road, Apt. 4006
Fort Lee, New Jersey 07024

Re:           Amendment of Employment Letter

Steven:

This letter shall serve to amend the terms and conditions of your offer letter dated September 23, 2010.  Effective May 1, your Base Salary shall be increased to $210,000 per annum, payable in accordance with the Company’s payroll practices.  Your Base Salary will be further increased to $300,000 and $375,000 upon the Company achieving $15,000,000 in sales during any fiscal year and the Company achieving $25,000,000 in sales during any fiscal year, respectively.  This shall replace the Base Salary increases set forth in the original offer letter.

You are hereby awarded 150,000 options at an exercise price of $1.20 per share, which shall be exercisable for a period of up to seven (7) years from May 10, 2011.  In addition, you shall be entitled to (i) an option to purchase an additional 150,000 shares of common stock exercisable at $1.75 per share upon the Company achieving $20,000,000 in sales during any fiscal year and (ii) option to purchase an additional 100,000 shares of common stock exercisable at $2.00 per share upon the Company achieving $50,000,000 in sales during any fiscal year.  Such options shall have a term of seven (7) years from May 10, 2011.  Except as set forth in the original offer letter, all vested Options shall be forfeited upon termination of your employment with the Company.

The compensation committee of the Board of Directors shall establish, in conjunction with you, certain designated management objectives.  Upon your attainment of such objectives, you shall be entitled to an additional 200,000 options exercisable for a period of seven (7) years from May 10, 2011.  The exercise price of such options shall be at the market price of the Company’s common stock upon achieving those designated management objectives.

If this correctly sets forth the agreement between you and the party, please sign in the space provided below, at which it will become a binding agreement between you and the Company.

Sincerely,

Axion International Holdings, Inc.

By:	/s/ Perry Jacobson
Perry Jacobson, Chairman of the Board

I hereby accept the terms and conditions of
this amended condition of employment this
10th day of May 2011

/s/ Steven Silverman
Steven Silverman